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                                                                    EXHIBIT 23.1

                    Consent of KPMG LLP, Independent Auditors

The Board of Directors
SAFLINK Corporation:

We consent to the incorporation herein of our report dated March 8, 2002, except as to Note 15, which is as of March 29, 2002 relating to the consolidated balance sheets of SAFLINK Corporation and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for the years then ended, which report appears in the December 31, 2001, annual report on Form 10-K of SAFLINK Corporation.

Our report dated March 8, 2002, except as to Note 15, which is as of March 29, 2002, contains an explanatory paragraph that states that SAFLINK Corporation has suffered recurring losses from operations and has a working capital deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustment that might result from the outcome of that uncertainty.

We also consent to the reference to our firm under the heading "Experts" in this registration statement.


                                           /s/ KPMG LLP


Seattle, Washington
July 26, 2002